EXHIBIT 99.1

40 Enterprise Boulevard

PO Box 9300

Bozeman, MT 59718-9300

406.522.4200 P

406.522.4227 F

FOR IMMEDIATE RELEASE

For Further Information, Contact:
Investor Relations:	Corporate Communications:
Todd Friedman	Jason Treu
The Blueshirt Group	RightNow Technologies
415.217.5869	972.232.3977 Desk
todd@blueshirtgroup.com	214.893.3096 Cell
jtreu@rightnow.com

RIGHTNOW TECHNOLOGIES REPORTS

SECOND QUARTER 2005 FINANCIAL RESULTS

BOZEMAN, MONT. (July 25, 2005)—RightNow® Technologies, Inc. (NASDAQ: RNOW) today announced results for the second quarter ended June 30, 2005.  RightNow reported consolidated revenue of $21.1 million for the second quarter of 2005, an increase of 43 percent from the second quarter of 2004. This represents the 30th consecutive quarter of revenue growth for RightNow.

Net income in the second quarter of 2005 was $1.6 million, or $0.05 per diluted share, compared to net income of $634,000, or $0.02 per diluted share, in the second quarter of 2004.

For the six months ended June 30, 2005, RightNow reported revenue of $39.4 million and diluted earnings per share of $0.07, as compared to year-ago revenue of $27.6 million and diluted earnings per share of $0.03.

“Our intense focus on helping our customers better serve their customers continues to drive top- and bottom-line growth at RightNow,” Greg Gianforte, founder and chief executive officer of RightNow, said.  “By providing the industry’s most complete on demand CRM suite, we continue to garner industry recognition for our technology leadership and the return-on-investment achieved by our customers worldwide.”

This past quarter, RightNow earned Nucleus Research’s prestigious Technology ROI Award for an unprecedented third consecutive year and was the only company to have two customers receive ROI Leadership Awards from Baseline magazine.  RightNow was also recognized for its leadership by several leading industry analyst firms and media organizations—including CRM Magaizne, which named the company a Service Leader.

This quarter, RightNow also completed its acquistion of Convergent Voice and, as the only CRM vendor with native voice capabilities, launched a ground-breaking Voice-Enabled CRM initiative.

RightNow added 80 new customers in the second quarter of 2005.  The number of customers that purchased the company’s sales, marketing on full CRM solutions increased by more than 50 percent.  New, renewed and expanded customer relationships during the quarter included Continental Tire, DeVry Inc., drugstore.com, EDS, Experian Ltd, IBM, Monster, Nikon UK, Orbitz, RealNetworks, and TomTom.

“We have delivered 30 consecutive quarters of revenue growth because of our commitment to customer satisfaction, as evidenced by our industry-leading annual customer retention rate of more than 90 percent,” Susan Carstensen, chief financial officer, said. “Customer retention is the bedrock of continued growth for a company with a recurring revenue model, and we our proud to lead the on-demand market in this key performance metric.”

Guidance

•                  For the third quarter of 2005, revenue is currently anticipated to be in the range of $21.5 to $22 million and EPS in the range of $0.03 to $0.04 cents.

•                  For the full year 2005, revenue is currently anticipated to be in the range of $81 to 85 million, and EPS in the range of $0.13 to $0.17 cents.

Quarterly Conference Call

RightNow Technologies will discuss its quarterly results via teleconference at 4:30 p.m. (ET)/2:30 p.m. (MT) today, July 25, 2005. To access the call, please dial (800) 810-0924 at least five minutes prior to the start time.  A live audio webcast of the call will also be available at www.shareholder.com/rnow/medialist.cfm. A replay of today’s conference call will be available on the company Web site at www.shareholder.com/rnow/, under the Investor Webcasts menu, from 5:30 p.m. (MT) on July 25, 2005 until 10:00 p.m. (MT) August 15, 2005.

Historical Financial and Supplementary Information

Current quarter consolidated financial statements are included with this press release.  To view the company’s historical quarterly consolidated financial statements and supplementary data, please visit www.rightnow.com.

About RightNow Technologies, Inc.

RightNow (NASDAQ: RNOW) provides organizations with industry-leading on demand CRM solutions to build customer-focused businesses. RightNow’s acclaimed technology, comprehensive services and commitment to customer success deliver high returns on investment for its customers.  More than 1,300 organizations worldwide use RightNow solutions including British Airways, British Telecom, Cisco Systems, Continental Tire North America, John Deere, Nikon and the Social Security Administration.  Founded in 1997, RightNow is headquartered in Bozeman, Montana, with additional offices in North America, Europe and Asia. For further information, please visit www.rightnow.com.

RightNow is a registered trademark of RightNow Technologies, Inc. NASDAQ is a registered trademark of the NASDAQ Stock Market.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change.  Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with our business model; our ability to develop or acquire, and gain market acceptance for new products, including our new sales and marketing automation products, in a cost-effective and timely manner; the gain or loss of key customers; competitive pressures and other factors such as the availability and pricing of competing products and technologies and the resulting effects on sales and pricing of our products; the rate at which our present and future customers adopt our existing and future products and services; our ability to expand operations; fluctuations in our operating results due to changes in our mix of revenues, and our rate of growth; interruptions or delays in our hosting operations or breaches of our security measures; our ability to expand, retain and motivate our employees and manage our growth; and our plans for new product releases. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.  The forward-looking statements in this release speak only as of the date they are made.  We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

FRNOW

RightNow Technologies, Inc.

Consolidated Balance Sheets

(In thousands) (Unaudited)

	June 30,	Dec 31,
	2005	2004
Assets
Cash and cash equivalents	$30,292	$18,944
Short-term investments	24,181	31,188

Accounts receivable	15,799	16,939
Term receivables, current	14,733	10,090
Allowance for doubtful accounts	(1,608)	(1,581)
Net receivables	28,924	25,448

Prepaid expenses	1,196	1,255
Total current assets	84,593	76,835

Property and equipment, net	5,375	4,393
Term receivables, non-current	10,234	5,756
Intangible assets, net	1,783	1,113
Other	245	212
Total Assets	$102,230	$88,309

Liabilities and Stockholders’ Equity
Accounts payable	$2,409	$1,720
Commissions and bonuses payable	2,550	2,648
Other accrued liabilities	4,191	3,715
Current portion of long-term debt	31	—
Current portion of deferred revenue	40,669	36,020
Total current liabilities	49,850	44,103

Long-term debt, net of current portion	131	—
Deferred revenue, net of current portion	16,699	13,105

Stockholders’ equity:
Common stock	30	29
Warrants	107	291
Additional paid-in capital	74,479	72,367
Accumulated other comprehensive income (loss)	(445)	(605)
Accumulated deficit	(38,621)	(40,981)
Total stockholders’ equity	35,550	31,101
Total Liabilities Stockholders’ Equity	$102,230	$88,309

RightNow Technologies, Inc.

Consolidated Operating Statements

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue:
Software, hosting and support	$16,864	$11,709	$30,738	$22,429
Professional services	4,214	3,053	8,682	5,190
Total revenue	21,078	14,762	39,420	27,619

Cost of revenue:
Software, hosting and support	2,276	1,636	4,340	3,215
Professional services	2,879	1,573	5,575	2,883
Total cost of revenue	5,155	3,209	9,915	6,098

Gross profit	15,923	11,553	29,505	21,521

Operating expenses:
Sales and marketing	10,557	8,037	20,014	14,885
Research and development	2,426	1,807	4,587	3,612
General and administrative	1,586	1,016	2,996	2,169
Total operating expenses	14,569	10,860	27,597	20,666

Income from operations	1,354	693	1,908	855

Interest and other income (expense), net	331	(46)	623	(110)

Income before income taxes	1,685	647	2,531	745
Provision for income taxes	(126)	(13)	(171)	(31)
Net income	$1,559	$634	$2,360	$714

Net income per share:
Basic	$0.05	$0.04	$0.08	$0.05
Diluted	$0.05	$0.02	$0.07	$0.03

Shares used in the computation:
Basic	30,232	15,185	30,025	15,012
Diluted	33,367	26,187	33,477	25,821

RightNow Technologies, Inc.

Consolidated Statements of Cash Flows

(In thousands) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Operating activities:
Net income	$1,559	$634	$2,360	$714
Non-cash adjustments:
Depreciation and amortization	828	711	1,570	1,335
Provision for losses on accounts receivable	(8)	117	44	202
Changes in operating accounts:
Receivables	(5,866)	(4,178)	(8,268)	(5,728)
Prepaid expenses	67	(536)	23	(797)
Accounts payable	2	(130)	778	150
Commissions and bonuses payable	588	671	(75)	496
Other accrued liabilities	371	568	579	868
Deferred revenue	4,941	4,406	8,760	5,523
Other	82	(241)	32	(408)
Cash provided by operating activities	2,564	2,022	5,803	2,355

Investing activities:
Net change in short-term investments	(4,483)	—	7,005	—
Acquisition of property and equipment	(1,070)	(858)	(2,148)	(1,619)
Acquisition of intangible assets	(1,012)	(406)	(1,012)	(406)
Other	—	1	—	1
Cash provided (used) by investing activities	(6,565)	(1,263)	3,845	(2,024)

Financing activities:
Proceeds from long-term debt	—	797	—	1,675
Proceeds from issuance of common stock:
Initial public offering, less offering costs	—	(603)	—	(775)
Employee stock options and stock purchase plan	1,217	90	1,805	201
Repurchase of common stock	—	—	—	(2)
Payments on long-term debt	—	(456)	—	(860)
Cash provided (used) by financing activities	1,217	(172)	1,805	239

Effect of foreign exchange rates on cash and cash equivalents	(79)	(27)	(105)	(18)

Increase (decrease) in cash and cash equivalents	(2,863)	560	11,348	552

Cash and cash equivalents at beginning of period	33,155	8,352	18,944	8,360
Cash and cash equivalents at end of period	$30,292	$8,912	$30,292	$8,912